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                                                                   Exhibit 3.104


                                                               FILED

                                                            In the Office of
                                                            the Secretary of
                                                            the State of Texas

                            ARTICLES OF INCORPORATION       DEC 23 1988

                                       OF

                    LAW ENFORCEMENT TELEVISION NETWORK, INC.

      The undersigned, a natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for the corporation:

                                   ARTICLE ONE

      The name of the corporation is Law Enforcement Television Network, Inc. (the "Corporation").

                                   ARTICLE TWO

      The period of its duration is perpetual.

                                  ARTICLE THREE

      The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                 ARTICLE FOUR

      The enumeration herein of any specific powers shall not be held to limit or restrict in any manner the exercise by the Corporation of the general powers conferred upon corporations by the laws of the State of Texas.
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                                 ARTICLE FIVE

      The aggregate number of shares that the Corporation shall have authority to issue is one hundred thousand (100, 000) . All of these shares shall be of the par value of one cent ($.Ol) per share, shall be of the same class, and shall be designated as "Common Stock."

                                   ARTICLE SIX

      No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock, whether now or hereafter authorized, of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any unissued or treasury shares, (c) any right of subscription to or to receive, or any warrant or option for the purchase of, any unissued or treasury shares, or (d) any other securities that may be issued or sold by the Corporation.

                                  ARTICLE SEVEN

      Cumulative voting for the election of directors shall not be permitted.


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                                  ARTICLE EIGHT

      The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done, or property actually received.

                                  ARTICLE NINE

     The Corporation shall have the power to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, without submitting the purchase to a vote of shareholders.

                                   ARTICLE TEN

     Notwithstanding any provisions of the Texas Business Corporation Act now or hereafter in force requiring for the approval of any action the affirmative vote of two-thirds, or any other percentage greater than a majority, of the outstanding shares entitled by law to vote thereon or of the outstanding shares of a class or series entitled by law to vote separately as a class or series thereon, such action may, to the extent permitted by law, be authorized and taken by the affirmative vote of the holders of a majority of the outstanding shares, or the outstanding shares of a class or series, as applicable. Except as provided in the


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preceding sentence or as otherwise required by law, the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at any shareholders' meeting at which a quorum is present shall be the act of the shareholders' meeting.

                                 ARTICLE ELEVEN

      The street address of the Corporation's initial registered office is 1303 Marsh Lane, Carrollton, Texas 75006, and the name of its initial registered agent at such address is Carl Westcott.

                                 ARTICLE TWELVE

      The number of directors constituting the initial Board of Directors is one
(1), and the name and address of the person who will serve as director until the first annual meeting of the shareholders or until his successors are elected and qualified are as follows:

Name                                            Address
----                                            -------

Carl Westcott                                   1303 Marsh Lane
                                                Carrollton, TX 75006

                                ARTICLE THIRTEEN

      The name and address of the incorporator are as follows:

      Name                           Address
      ----                           -------

      Jack E. Jacobsen               2200 Ross Avenue
                                     Suite 2200
                                     Dallas, Texas 75201-6776


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      IN WITNESS WHEREOF, I have hereunto set my hand this 22 day of December,
1988.

                                                Jack E. Jacobsen

STATE OF TEXAS       ss.
COUNTY OF DALLAS     ss.

                  I, Deborah E. Gardner, a Notary Public, do hereby certify that on this 22nd day of December, 1988, personally appeared Jack E. Jacobsen, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements contained therein are true.

Notarial Seal:                                 Deborah E. Gardner
                                               Notary Public in and for the
                                               State of Texas

Deborah E. Gardner
Notary Public State of Texas
Mu Commission Expires 11/16/91